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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                         FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
                      Commission File Number    000-23661
                                                ---------------------

                       Rockwell Medical Technologies, Inc.
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             (Exact name of registrant as specified in its charter)

                   30142 Wixom Road, Wixom, MI 48393, (248) 960-9009
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

     Redeemable Common Share Purchase Warrants to purchase One Common Share for $4.50, exercisable at a time commencing on January 26, 1999 and ending
                January 26, 2002 (extended to January 26, 2006)
--------------------------------------------------------------------------------
               (Title of each class of securities covered by this Form)

                         Common Shares, no par value
--------------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   [x]  Rule 12h-3(b)(1)(i)  [x]
Rule 12g-4(a)(1)(ii)  [ ]  Rule 12h-3(b)(1)(ii) [ ]
Rule 12g-4(a)(2)(i)   [ ]  Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(2)(ii)  [ ]  Rule 12h-3(b)(2)(ii) [ ]
                           Rule 15d-6           [ ]


Approximate number of holders of record as of the certification or notice
date:             0                       .
     --------------------------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934 Rockwell Medical Technologies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  2/21/06          By: /s/ Thomas E. Klema
      ----------------     -----------------------------------------------------
                           Thomas E. Klema, Chief Financial Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.